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On November 6, 2008 Tecumseh Products Company held a conference call to discuss its third quarter ended September 30, 2008 financial results. A copy of the conference call script follows.
Tecumseh Products Company

Third Quarter 2008 Earnings Conference Call
Thursday, November 6, 2008 — 11:00 a.m. ET
Approximate Timing
20 minutes of presentation
30 minutes of Q&A
Call Outline

1. Operator:	Call Opening

2. Teresa Hess:	Safe Harbor Statement

3. Ed Buker:	Third Quarter 2008 Operational Overview

4. Jim Nicholson:	Third Quarter 2008 Financial Overview

5. Ed Buker:	Summary & Conclusion
Turn call over to Operator for Q&A

6. Operator:	Question and Answer Introduction

7. Management:	Question and Answer Session

8. Ed Buker:	Final Remarks

Section 1 OPERATOR: CALL OPENING
Section 1.1	Good morning and welcome to Tecumseh Products Company’s third quarter 2008 earnings conference call.

Section 1.2	All participants will be in a listen-only mode until the question—and-answer session of the conference. This conference call is being recorded at the request of Tecumseh Products. If anyone has any objections, you may disconnect at this time.

Section 1.3	I would now like to introduce Ms. Teresa Hess, Director of Financial Reporting and Investor Relations at Tecumseh Products. Ms. Hess, you may proceed.
Section 2 TERESA HESS: INTRODUCTIONS AND SAFE HARBOR STATEMENT
Section 2.1	Thank you Katy. Good morning and welcome to Tecumseh Products’ third quarter 2008 conference call.

Section 2.2	On the call today are:
•	Ed Buker, President and CEO — and

•	Jim Nicholson, Vice President, Treasurer and Chief Financial Officer
Section 2.3	Yesterday afternoon, we announced the Company’s third quarter 2008 results for the period ended September 30, 2008.

Section 2.4	If you did not yet receive a copy of the press release, please contact Amanda Passage at 616-233-0500 to have one sent to you.

Section 2.5	Please note that the release is also available on many news sites, and it can be viewed on our corporate web site at www.Tecumseh.com

Section 2.6	Before I turn the call over to Ed and Jim to comment on our results, I would like to remind you that this conference call contains certain statements regarding the Company’s plans and expectations, which are forward-looking statements and are made pursuant to the Safe Harbor provision of the Securities Litigation Reform Act of 1995.

Section 2.7	These forward-looking statements reflect the Company’s views at the time such statements are made, with respect to the Company’s future plans, objectives, events and financial results such as revenues, expenses, income, earnings per share, operating margins, financial position, expected results of operation and other financial items, as well as industry trends and observations.

Section 2.8	In addition, words such as estimate, expect, intend, should, could, will and variations of such words and similar expressions are intended to identify forward-looking statements.

Section 2.9	These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and outcomes to differ materially from those described in the forward-looking statements.

Section 2.10	Risk factors exist and new risk factors emerge from time to time that may cause actual results to differ materially from those contained in the forward-looking statements.

Section 2.11	Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company expressly disclaims any obligation to update, amend or clarify forward-looking statements. In addition to the foregoing, several risk factors are discussed in the Company’s most recently filed Annual Report on Form 10-K and other SEC filings, under the titles “Risk Factors” or “Cautionary Statements Related to Forward-Looking Statements” and those discussions regarding risk factors as well as the discussion of forward-looking statements in such sections are incorporated by reference in this call.

Section 2.12	With that said, I would now like to turn the call over to Ed Buker, President and CEO of Tecumseh Products.
Section 3 ED BUKER — THIRD QUARTER 2008 OPERATIONAL OVERVIEW
Section 3.1	Thank you, Teresa. Good morning and welcome to our third quarter 2008 conference call.

Section 3.2	This call is being simultaneously broadcast on the Internet and will also be archived for replay starting this afternoon. The replay can be accessed at our web site, www.Tecumseh.com.

Section 3.3	Today I will provide you with an update on our business from several perspectives. First, I will provide some context for our third quarter results as well as the broader markets and their impact on those results. Then I’ll turn the call over to our CFO, Jim Nicholson, to go over our financial results for the quarter and nine months in greater detail. Then update you on our initiative to transform our Company into a world class compressor manufacturer. Finally, we will open the call up to your questions.

Section 3.4	It’s been a very busy year so far, and we’ve made a lot of progress; unfortunately, the condition of the global economy has served to mask some results of our efforts. The recent global slowdown has a detrimental effect on our sales volumes. The current decline has been marked by lack of credit availability for our customers, increased borrowing rates for those who are able to secure lines of credit, slowdowns in the housing market, and double-digit inflation rates in some countries where we have key business operations. Any one of these factors, taken independently, would have had an adverse impact on our sales volumes; combined, the impact has been significant.

Section 3.5	We are a global business, and under normal circumstances, declines in economic activity that affect one regional market would be balanced against greater growth in other parts of the globe. Unfortunately, the current slowdown is affecting all of our global markets with nearly equal severity with the declines in the third quarter and expected declines in the fourth quarter greatly exceeding our previous expectations. In response, many of our customers quickly reduced production volumes and cancelled or delayed orders in an effort to reduce inventory levels. Although we responded quickly to the slowdown, including reducing our global headcount by 1,200 people over the course of the third quarter, instituting temporary shutdowns at many facilities, and aggressively consolidating our manufacturing footprint, the impact on our financial results was significant. Beyond the broad economic slowdown, many of our customers and suppliers were adversely impacted by the freezing of the credit markets. As a result, we saw increased pressure to pay our suppliers earlier, and it became prudent to use cash to eliminate receivables sales which became less attractive due to the spike in rates that accompanied the global financial crisis. In a nutshell, we used significant cash in the quarter to minimize financing costs.

Section 3.6	The global financial crisis that became acute in the third quarter also resulted in dramatic changes and increased volatility of commodity and foreign currency exchange markets. With respect to currency, the increasing volatility and the unprecedented speed of increase in the value of the U.S. dollar relative to the euro, real and rupee had significant adverse impact on our bottom-line results in the quarter. While the weakening of these currencies is a positive development for our results in the long term, the extremely rapid devaluation of the real and rupee in the quarter caused balance sheet re-measurement losses and mark-to-market losses to adversely affect our operating profit.

Section 3.7	Volatility in commodity prices also had an impact during the quarter. Copper and steel remain the most significant commodity exposure we have in our manufacturing process, and both have been extremely volatile. Copper rose more than 30% through July, and subsequently fell 22% in the last two months of the third quarter. We’ve already hedged over 80% of our copper needs for the fourth quarter of this year, and lesser amounts into 2009, so the benefit of these price decreases is felt gradually by our business, as many of our hedges are at substantially higher prices than the current spot rate. Prices for the specific type of electrical steel used in our manufacturing process rose nearly 80% in the first nine months of 2008, we do expect them to stabilize at current high levels, but there is increasing evidence that steel will decline in a manner consistent with other commodities. Since there is currently no well-established market for hedging steel prices, we could benefit more quickly from any such decline.

Section 3.8	Although we continue to make strides in accomplishing our strategic goals, in the third quarter we faced unprecedented upheaval in our markets around the globe. Despite these challenges, we believe we navigated these issues as well as could be expected due in large part to the many actions we’ve taken to streamline operations and generate cash over the last year. As a result of our efforts, all the fundamentals of managing in a crisis like this are in place, and as soon as volumes begin to recover we are confident that our operating results will begin to more fully reflect the improvements we’ve enacted. Unfortunately, we do not anticipate any meaningful improvements in these external market conditions before mid-2009, so we must continue to be vigilant in managing our costs, while conserving our financial resources.

Section 3.9	Jim will you elaborate on our financial results?

Section 4 JIM NICHOLSON — THIRD QUARTER 2008 FINANCIAL OVERVIEW
Section 4.1	Yes, thank you, Ed.

Section 4.2	On the bottom line, we reported a net loss of $13.2 million, or $0.71 per share for the third quarter of 2008, versus a net loss of $77.2 million, or $3.89 per share in the year-ago quarter. Income from continuing operations for the third quarter 2008 amounted to a net loss of $36.5 million, or $1.98 per fully diluted share, compared to a profit from continuing operations of $2.2 million, or $0.11 per fully diluted share a year ago.

Section 4.3	Operating loss was $32.4 million for the current quarter, compared with an operating profit of $5.3 million last year. Operating results included impairments, restructuring and other charges of $16.2 million, which were mostly non-cash versus $100,000 in 2007. Excluding impairments, restructuring and other charges the decline amounted to $21.6 million, which was caused by much lower unit volumes and the associated unfavorable overhead absorption, the effect of foreign currency exchange rates and higher SG&A costs.

Section 4.4	During the third quarter, we had a number of shifts on the sales front. Consolidated net sales for the quarter fell $22.2 million to $256.2 million from $278.4 million in the third quarter of 2007. Excluding the impact of currency translation, consolidated net sales would have declined by $42.3 million in the quarter. Breaking down the total, $22.2 million decline in net sales, sales for refrigeration and freezer applications fell by $9.6 million, which equates to a decline of 14% in unit volumes. There was a distinct pullback in volumes from our R&F customers around the entire globe as they took actions to adjust inventories in response to the dramatic slowdown in consumer demand in the regions where our customers operate. Sales of compressors for air conditioning and other applications declined by $13.6 million, representing a 49% decline in unit volumes due to softer economic conditions, higher customer inventory levels and cooler-than-normal weather in many markets. While this is a substantial decline, air conditioning applications represent only about 15% of our overall business. The decline in these sales was partially offset by sales of compressors used in commercial and aftermarket applications, which increased by $1 million. Unit sales for these applications fell by 27% during the quarter, however the impact of price increases and currency effects helped to offset the unit volumes.

Section 4.5	Cost of sales was $238.7 million in the third quarter of 2008, compared with $244.4 million in the prior year’s third quarter. As a percentage of net sales, cost of sales increased to 93.2% in the quarter, from 87.8% last year. In dollar terms, gross margin declined $16.5 million to $17.5 million, from $34.0 million in the third quarter of 2007. By far the biggest negative impact on gross profit was the level of un-absorbed overhead resulting from the decline in unit volumes during the quarter which amounted to $11.1 million, followed by unfavorable foreign currency movements which had an unfavorable impact of $8.6 million. This included $3.7 million of losses recognized in our income statement for the mark-to-market of currency forward contracts in India and balance sheet re-measurement losses in Brazil. On the positive side, selling price increases exceeded increases in commodity costs by $3.3 million.

Section 4.6	Selling, general and administrative expenses increased by $4.9 million to $33.7 million in the third quarter. The Company spent $5.1 million in the quarter for one-time professional fees, mostly for unplanned professional fees, including legal fees for corporate governance matters.

Section 4.7	We recorded expenses of $16.2 million in impairment, restructuring charges, and other items in the third quarter of 2008. The majority of these expenses were a result of the consolidation and relocation of global manufacturing operations, and included expenses recognized at our Brazilian, North American, and Indian locations, which accounted for $11.8 million, $3.6 million and $600,000, respectively, during the quarter.

Section 4.8	With regard to cash flow, during the third quarter, cash used by operations amounted to $55.6 million. The most significant uses of cash during the quarter involved working capital requirements, particularly accounts receivable and accounts payable. With regard to accounts receivable, we reduced the amount of discounted receivables by $31 million during the period, which increased the net receivables recorded on our balance sheet but allowed us to avoid unnecessary interest expense. In the case of payables, we accelerated payments to cash- and credit-constrained suppliers during the period. The remaining cash was, use was primarily attributable to cash net losses, which were a result of the economic downturn adversely affecting our sales volumes. In each of these instances, our favorable cash position allowed us to address unfavorable market conditions without incurring the cost of escalating interest rates or drawing upon lines of credit. These uses of cash were somewhat offset by our aggressive efforts to reduce inventory balances, which provided cash of $16.5 million during the quarter. At the end of the third quarter, our cash balance was $126.1 million, providing additional security for our operations amid these uncertain economic conditions.

Section 4.9	The extreme volatility in certain commodity prices and in foreign currency exchange had substantial impacts on our business in the third quarter. We are actively engaged in forward purchase contracts and futures contracts, to lock in prices and reduce the risk of commodity volatility on the majority of our forecasted copper use over the next several months. While these hedge positions protect us from increases in price, they also delay the benefit we see from price decreases, such as the one we’ve recently experienced. We’ve seen significant volatility in copper, as prices surged throughout the first seven months of the year, and subsequently have declined precipitously since July. Aside from copper, our most significant remaining commodity exposure is steel, simply because there are no well-established effective hedging vehicles available for steel. Unlike most commodities, steel prices for the specific type of electrical steel employed in our production has remained high throughout this year, although we are beginning to see opportunities to participate in falling prices. Considering our hedge positions, we project that our full year commodity cost will exceed the prior year by approximately $50 million. To address this, we previously implemented price increases ranging from 4-8%, the last of which went into effect at the start of the fourth quarter. With the recent sizeable downward movement in commodity costs and growing excess capacity we believe there will be a significant pressure on prices until normal economic activity resumes.

Section 4.10	Turning to foreign exchange exposure, the recent unprecedented volatility in currency markets driven by the credit crisis has had a significant adverse impact on our results. From January 1 to July 31, 2008, the Brazilian real strengthened by 11.6% against the dollar, and in the following two months the real weakened by 19.6%. Similarly, for the first nine months of the year, the euro weakened against the dollar by 3.7%, while the rupee weakened 18.8%. While the weakening in these key currencies has a favorable impact on our business over the long term, the rapid and significant weakening in the third quarter caused balance sheet re-measurement losses to out-weigh the benefit of transaction gains during the period. In addition, due to the fact that we had entered into foreign currency forward exchange contracts in India when the rupee was stronger against the dollar, These foreign currency effects were $3.7 million unfavorable to third quarter results when compared to the same period in 2007.

Section 4.11	Let me spend a moment on interest expense, as well. In the third quarter, our interest expense increased by approximately $400,000, from $6.6 million in the third quarter of 2007 to $7.0 million this year, due mainly to higher interest rates on our short-term borrowings in Brazil. We expect our borrowings in Brazil to decline significantly in the fourth quarter, as we apply the cash we’ve received from refunds of non-income taxes in Brazil against that debt. On the positive side, given our sizable cash balance, our interest income for the third quarter more than doubled when compared to last year, to $2.7 million.

Section 4.12	I will now turn the call back over to Ed for some additional remarks.
Section 5 ED BUKER — STRATEGIC PLAN DISCUSSION AND SUMMARY
Section 5.1	Thanks, Jim. In the third quarter, despite severe economic headwinds, we continue to make progress in achieving our operational objectives while moving forward with our long-term strategic plan. I’d like to share some of that, those strategic objectives with you in greater detail.

Section 5.2	For more than a year, our management team has focused on improving our Company through the development and implementation of a sound, long-term strategic plan. Throughout this process, we’ve taken a number of tactical steps to modernize every aspect of our business, including our products and processes, our operations and manufacturing footprint, and our corporate governance and capital structure, all with the view of establishing Tecumseh as a world-class competitor in our core compressor condensing unit business.

Section 5.3	One of the first steps the Company undertook to move in this direction was the divestiture of non-core businesses. We’ve also successfully completed the reversion of one of our vastly over-funded pension plans. These important initiatives strengthen our balance sheet have not only given us the solid financial position needed to withstand the current economic contraction, it also provides us with the flexibility to shift our operational footprint.

Section 5.4	During the year, we’ve been engaged in an exhaustive process to determine the optimal strategic direction for Tecumseh as we move forward to world-class status. As we see it, being a world class competitor means a variety of things, but most importantly it means striving to be the best manufacturer of compressors condensing units, designed and developed to be exact products that our customers demand, producing them with high quality and delivering them when our customers want them at a price that reflects the value we provide. In this global economy, it also means establishing an operational footprint that utilizes best cost sources of production.

Section 5.5	As part of this process, we’ve engaged the assistance of independent financial and strategic professionals from Rothschild and Charles River Associates (CRA) to review our business in detail and make strategic recommendations to our Board and management team. During this time, our Board has been fully engaged in the process, and we’ve spent weeks and months to carefully evaluate every reasonable strategic option, from selling the company, in whole or in parts, to engaging with a strategic partner, to keeping our business exactly as it is, as it once was. No options were left off the table.

Section 5.6	This intensive and iterative process has supported our vision of how to best serve our customers across the globe. In the past, Tecumseh’s prior management believed the best approach to each market was to establish complete standalone entities in these markets. While this approach might have made sense at the time, we realize now that it created a series of redundant cost structures, and parallel product development efforts that prevented us from operating efficiently on a global basis. We believe we can more effectively serve our customers and meet their needs by leveraging the power of our global organization across selected local markets. We can be more competitive, achieve greater operating leverage by shifting high-cost manufacturing to locations with the most advantageous overall cost structure. These products can then be shipped globally where local teams can complete the process of customization to best meet the demands of our local markets and customers.

Section 5.7	Similarly, we’ve realized the limitations of vertical integration in our business and pursued steps to optimize our level of vertical integration. In our view, in-house production capability only makes sense for products and processes that are essential to meeting the customer demand and where there is no viable and economic alternative from local supply. We need to focus our operations on what we do best, and leave the rest to our supply partners. A good example of this “old school” approach to vertical integration is our manufacturing operation in Brazil. That operation was set up by prior management in a way reminiscent of Henry Ford’s Rouge River plant, with iron ore coming in one door and Model T’s going out the other. In 2008, with the Brazilian economy more modernized than it was when our plants were originally built, this is a process that no longer makes sense for our business. We’re currently evaluating the best alternative to ensure supply of critical components.

Section 5.8	We’ve already implemented substantial improvements to our manufacturing process on a global basis. For example, we’ve completed thirty-seven Kaizen training events. These events combined with other operational initiatives have yielded significant improvements in productivity and efficiency, including a 13% reduction in the size of our manufacturing footprint. We also expect to reduce our headcount by 25% in 2008, which reflects greater operational efficiency as well as right-sizing efforts reflecting current economic conditions.

Section 5.9	Over the longer term, we see the potential to better optimize our product offerings, identifying and successfully penetrating those markets that offer the greatest opportunities for our products. Our Engineering team, over a short timeframe, has identified and is developing a globally consistent New Product Development process, and established clear product platforms with an objective of eliminating overlap in product offerings.

Section 5.10	All these efforts have been undertaken in light of our ultimate goal of reaching pre-tax margins of 3 to 5 percent or better over the next three years. We have developed a staged plan over this time period to achieve these results and believe that the plan can mostly be funded by cash generated by ongoing operations. There is no big bang, cash depleting approach to our plan.

Section 5.11	Looking beyond our operations, manufacturing footprint and quality initiatives, our Board and management team are looking to make improvements across our entire business, including Tecumseh’s corporate governance and capital structure. As part of this process, we are actively reviewing potential options for bringing our governance and capital structures up to date and in line with industry best practices. Over the past year, we’ve made significant strides in improving our corporate governance, including strengthening the independence of our Board as well as updating our board committee charters and governance guidelines. With regard to our capital structure, based on our own benchmarking data and conversations with a large number of shareholders, we remain convinced that our current dual-class structure must be changed. We believe that our Class A and Class B shares should be consolidated into a single class of voting stock and we are committed to doing just that in the near term.

Section 5.12	As many of you are no doubt aware, we are currently involved in preparing for a special meeting of the shareholders to be held on November 21st. I encourage all of you to read through the proxy statement we filed with the SEC on October 24, as well as the supplemental materials filed subsequent to our proxy to become more familiar with the governance issues we face and the important steps your Board and management team are taking to modernize our corporate governance and to increase the value of the business for all shareholders.

Section 5.13	While we’ve made progress in improving our operation, the dramatic slowdown in virtually all of our markets has more than offset that progress in the short term. Although we continue to closely control costs, our biggest challenge now is the top line. As softening demand — particularly in emerging markets — depresses our revenues, we must make every effort to work closely with our suppliers and customers to weather this storm. Fortunately, significant challenges like those we currently face often present opportunities, and the Board and management team will continue to evaluate potential actions that might be taken in this environment to further adjust our operational footprint. While we don’t expect the current economic conditions to change the actions we’ll take to execute our strategic plan, they could affect their timing; continued adverse trends in sales volumes could accelerate the timing and amounts of severance costs we’ll incur to appropriately size the business to current levels demand. We will continue to exercise prudence with regard to use of our cash, including investments in capital expenditures and working capital, keeping in mind that our sizable cash balance will be a critical asset for us as we work through this slowdown.

Section 5.14	This concludes our prepared comments for this morning. Operator, Katy, we are now ready to take questions.
Section 6 QUESTION AND ANSWER SESSION
Section 7 BUKER — FINAL REMARKS
Section 7.1	Okay, Katy thank you very much. I’d like to thank everybody for participating in the call and we’ll talk with you again at the end of the fourth quarter and end of the year as soon as we’re back at it and we’ll try to keep you up to speed with the other things going on in our lives. Thank you.
Tecumseh Products Company has filed a definitive proxy statement and other relevant documents concerning the special meeting with the United States Securities and Exchange Commission (“SEC”) on October 24, 2008. Before soliciting proxies, the Company will provide shareholders with the definitive proxy statement. The Company advises shareholders to read the definitive proxy statement because it contains important information. Shareholders may obtain free copies of the definitive proxy statement and other documents the Company files with the SEC at the SEC’s website at www.sec.gov. They may also access a copy of the company’s definitive proxy statement by accessing www.tecumseh.com. In addition, shareholders may obtain a free copy of the definitive proxy statement by contacting Georgeson Inc. toll free at (866) 203-1198 (banks and brokers call (212) 440-9800).
The Company, its directors, some of its executive officers and certain other of its employees are participants in the solicitation of proxies in respect of the matters to be considered at the special meeting. Information about the participants is set forth in the definitive proxy statement. Information about the participants’ direct or indirect interests in the matters to be considered at the special meeting is also contained in the proxy statement referred to above.

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